Exhibit 99.1

News Release Contact: Michael Stivala Chief Financial Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces First Quarter Earnings

Whippany, New Jersey, February 6, 2014 — Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced earnings for its first quarter ended December 28, 2013.

Net income for the first quarter of fiscal 2014 was $58.7 million, or $0.97 per Common Unit, compared to net income of $57.6 million, or $1.01 per Common Unit, in the prior year first quarter. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the first quarter of fiscal 2014 amounted to $114.9 million, compared to $112.8 million in the prior year first quarter.

Net income and EBITDA for the first quarter of fiscal 2014 and 2013 included expenses of $2.5 million and $1.0 million, respectively, related to the ongoing integration of Inergy Propane. Excluding the effects of these charges, as well as the unrealized (non-cash) mark-to-market adjustments on derivative instruments in both quarters, Adjusted EBITDA (as defined and reconciled below) amounted to $117.7 million for the first quarter of fiscal 2014, compared to Adjusted EBITDA of $117.5 million in the prior year first quarter.

In announcing these results, President and Chief Executive Officer Michael J. Dunn, Jr., said, “The fiscal 2014 heating season got off to a slow start with warmer than normal temperatures through November 2013, followed by colder than normal temperatures during the month of December 2013. In light of the inconsistent weather, a rising propane price environment and the onset of supply and logistics issues facing the propane industry, we are very pleased with our results for the first quarter. Our volumes responded when colder weather arrived and our people continued to focus on the areas within our control — driving efficiencies, managing costs and providing superior service to our customer base.”

Retail propane gallons sold in the first quarter of fiscal 2014 increased 4.0 million gallons, or 2.6%, to 157.9 million gallons from 153.9 million gallons in the prior year first quarter. Sales of fuel oil and other refined fuels decreased 1.9 million gallons, to 14.0 million gallons compared to 15.9 million gallons in the prior year first quarter. According to the National Oceanic and Atmospheric Administration, average temperatures (as measured by heating degree days) across all of the Partnership’s service territories for the first quarter of fiscal 2014 were reported as normal and 9% colder than the prior year quarter, as a result of colder than normal average temperatures during the month of December 2013. Average temperatures through the first two months of the fiscal 2014 first quarter were 8% warmer than normal and 5% warmer than the comparable prior year period.

Revenues of $526.1 million increased $35.4 million, or 7.2%, compared to the prior year first quarter, primarily due to higher retail selling prices associated with higher wholesale product costs, and to a lesser extent, an increase in retail propane volumes sold. Average posted propane prices increased rapidly throughout the first quarter of fiscal 2014, resulting in an increase of 35.0% in average posted prices compared to the prior year first quarter (basis Mont Belvieu, Texas). Average posted propane prices at other key supply points increased at an even greater rate. Average posted prices for fuel oil were 1.9% lower than the prior year first quarter. Cost of products sold for the first quarter of fiscal 2014 of $280.5 million increased $35.4 million, or 14.5%, compared to $245.1 million in the prior year first quarter, primarily due to higher propane product costs stemming from the rise in commodity prices, and to a lesser extent, higher propane volumes sold. Included in cost of products sold for the first quarters of fiscal 2014 and 2013 were unrealized (non-cash) losses attributable to the mark-to-market adjustment for derivative instruments used in risk management activities of $0.3 million and $3.6 million, respectively; these unrealized losses are excluded from Adjusted EBITDA for both periods in the table below.

Combined operating and general and administrative expenses of $130.6 million for the first quarter of fiscal 2014 were $2.1 million, or 1.6%, lower than the prior year first quarter, primarily due to lower professional services and general insurance costs, as well as synergies realized during the period associated with the integration of Inergy Propane. Depreciation and amortization expense of $34.8 million increased $4.3 million, or 14.1%, primarily due to the acceleration of depreciation expense on assets taken out of service as a result of integration activities. Net interest expense of $21.2 million decreased $3.3 million, or 13.6%, due to the reduction of $157.3 million in long-term borrowings during the fourth quarter of fiscal 2013.

Addressing the Inergy Propane integration, Mr. Dunn said, “Our integration efforts are right on schedule. As planned, we are taking a break from our integration activities during the heating season to focus all of our efforts on our customer base. We will resume our integration activities late in the second quarter and expect to meet our synergy goals for the year by the end of this fiscal year.”

Mr. Dunn concluded, “Despite the increased size of our business and significantly higher working capital requirements as a result of higher wholesale product costs, we once again funded all working capital needs from cash on hand without the need to borrow under our revolving credit facility, and ended the quarter with $55.3 million of cash.”

As previously announced on January 23, 2014, the Partnership’s Board of Supervisors has declared a quarterly distribution of $0.8750 per Common Unit for the three months ended December 28, 2013. On an annualized basis, this distribution rate equates to $3.50 per Common Unit. The $0.8750 per Common Unit distribution is payable on February 11, 2014 to Common Unitholders of record as of February 4, 2014.

Suburban Propane Partners, L.P. is a publicly traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of more than 1.2 million residential, commercial, industrial and agricultural customers through more than 750 locations in 41 states.

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;

•	Volatility in the unit cost of propane, fuel oil and other refined fuels and natural gas, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes as a result of customer conservation;

•	The cost savings expected from the Partnership’s acquisition of the retail operations formerly owned by Inergy, L.P. (the “Inergy Propane Acquisition”) may not be fully realized or realized within the expected timeframe;

•	The revenue gained by the Partnership from the Inergy Propane Acquisition may be lower than expected;

•	The costs of integrating the business acquired in the Inergy Propane Acquisition into the Partnership’s existing operations may be greater than expected;

•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;

•	The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;

•	The ability of the Partnership to acquire sufficient volumes of, and the costs to the Partnership of acquiring, transporting and storing, propane, fuel oil and other refined fuels;

•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;

•	The ability of the Partnership to retain customers or acquire new customers;

•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;

•	The ability of management to continue to control expenses;

•	The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and global warming, derivative instruments and other regulatory developments on the Partnership’s business;

•	The impact of changes in tax laws that could adversely affect the tax treatment of the Partnership for income tax purposes;

•	The impact of legal proceedings on the Partnership’s business;

•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;

•	The Partnership’s ability to make strategic acquisitions and successfully integrate them, including, but not limited to, Inergy Propane;

•	The impact of current conditions in the global capital and credit markets, and general economic pressures;

•	The operating, legal and regulatory risks the Partnership may face; and

•	Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 28, 2013 and other periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

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Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three Months Ended December 28, 2013 and December 29, 2012

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended
	December 28, 2013	December 29, 2012
Revenues
Propane	$438,594	$392,785
Fuel oil and refined fuels	54,268	62,146
Natural gas and electricity	18,316	18,389
All other	14,878	17,383

	526,056	490,703
Costs and expenses
Cost of products sold	280,526	245,100
Operating	113,313	114,936
General and administrative	17,335	17,832
Depreciation and amortization	34,827	30,527

	446,001	408,395
Operating income	80,055	82,308
Interest expense, net	21,207	24,556

Income before provision for income taxes	58,848	57,752
Provision for income taxes	177	132

Net income	$58,671	$57,620

Net income per Common Unit - basic	$0.97	$1.01

Weighted average number of Common Units outstanding - basic	60,389	57,170

Net income per Common Unit - diluted	$0.97	$1.00

Weighted average number of Common Units outstanding - diluted	60,620	57,347

Supplemental Information:
EBITDA (a)	$114,882	$112,835
Adjusted EBITDA (a)	$117,708	$117,473
Retail gallons sold:
Propane	157,858	153,933
Refined fuels	13,997	15,885
Capital expenditures:
Maintenance	$3,424	$1,434
Growth	$5,900	$5,327

(more)

(a)	EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments and certain other items, as applicable, as provided in the table below. Our management uses EBITDA and Adjusted EBITDA as measures of liquidity and we are including them because we believe that they provide our investors and industry analysts with additional information to evaluate our ability to meet our debt service obligations and to pay our quarterly distributions to holders of our Common Units.

EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP. Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth (i) our calculations of EBITDA and Adjusted EBITDA and (ii) a reconciliation of Adjusted EBITDA, as so calculated, to our net cash provided by operating activities:

	Three Months Ended
	December 28, 2013	December 29, 2012
Net income	$58,671	$57,620
Add:
Provision for income taxes	177	132
Interest expense, net	21,207	24,556
Depreciation and amortization	34,827	30,527

EBITDA	114,882	112,835
Unrealized (non-cash) losses on changes in fair value of derivatives	290	3,614
Integration-related costs	2,536	1,024

Adjusted EBITDA	117,708	117,473
Add / (subtract):
Provision for income taxes	(177)	(132)
Interest expense, net	(21,207)	(24,556)
Unrealized (non-cash) (losses) on changes in fair value of derivatives	(290)	(3,614)
Integration-related costs	(2,536)	(1,024)
Gain on disposal of property, plant and equipment, net	(237)	(2,267)
Compensation cost recognized under Restricted Unit Plans	1,638	1,240
Changes in working capital and other assets and liabilities	(90,738)	(25,583)

Net cash provided by operating activities	$4,161	$61,537

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Quarterly Report on Form 10-Q to be filed by the Partnership with the United States Securities and Exchange Commission (“SEC”). Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.